Exhibit 99.5
CONSENT OF CITIGROUP GLOBAL MARKETS INC.
We hereby consent to the use of our name and the inclusion of our opinion letter, dated March 17, 2007, as Annex C to, and to the references thereto under the captions “SUMMARY — Opinions of Financial Advisors”, “RISK FACTORS — Risk Factors Relating to the Merger”, “THE MERGER — Background of the Merger”, “THE MERGER — Recommendation of the InfraSource Board of Directors and Its Reasons for the Merger” and “THE MERGER — Opinion of InfraSource’s Financial Advisor” in, the Joint Proxy Statement/Prospectus relating to the proposed merger involving InfraSource Services, Inc. and Quanta Services, Inc., which Joint Proxy Statement/Prospectus forms a part of the Registration Statement on Form S-4 of Quanta Services, Inc. By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

CITIGROUP GLOBAL MARKETS INC.
By:	/s/ Wesley Walraven
	Name:	Wesley Walraven
	Title:	Managing Director

April 18, 2007